EXHIBIT 10.1
PARTICIPATION AGREEMENT

Parties:

Asiarim Corporation ("Asiarim")

Ascenda Corporation ("Ascenda")

And

Bal Investments Limited (to be known as Commodore Asia Limited)
(the "Company")

Agreement dated 1 July 2010

Parties:
I.
Asiarim Corporation, a public company (OTC BB; symbol: ARMC) with limited liability construed under the laws of the State of Nevada (USA) and registered with the Nevada Secretary of State under no. E0448892007-6 and having its principle offices in Hong Kong (China) at 16/F, 1601 Jie Yang Building, 271 Lockhart Road, Wanchai, hereby duly represented by its President & CEO Mr. Ben van Wijhe and its Chief Financial Officer Mr. Te Hwai Ho (hereinafter called: "Asiarim");
and
II.
Ascenda Corporation, a private company with limited liability construed under the laws of Samoa, having its principle place of business in Shanghai (China) at 1200 Pudong Boulevard, Suite 1703, Pudong, hereby duly represented by its Director Mr. Donald Ruan (hereinafter called: "Ascenda");
and
III.
Bal Investments Limited, a private company with limited liability incorporated under the laws of Hong Kong registered with the Companies Registrar under CR no. 1456192 and having its principle place of business in Hong Kong (China) at 16/F, 1601 Jie Yang Building, 271 Lockhart Road, Wanchai, hereby duly represented by its Managing Director Mr. Philip Chang (hereinafter called: the "Company");
Asiarim, Ascenda and the Company are hereinafter being referred to collectively as "Parties" and each individually as "Party".
RECITALS
A.	The total number of outstanding shares in the capital stock of Asiarim currently amounts to twenty six million eight hundred fifty thousand (26,850,000) shares, par value $0.001;

B.	Asiarim is currently the indirect sole shareholder of the Company. It is acknowledged that the Company was incorporated on or about 14 May 2010. The Company has not conducted any business activities during the course of business up to the date of signing this Participation Agreement and it is free from any liabilities as at the date of signing this Participation Agreement. The company name of the Company shall be changed to Commodore Asia Limited with immediate effect;
C.
Asiarim and Ascenda entered into a Heads of Agreement dated 26 May 2010 regarding their future cooperation in a joint venture to be engaged in the business of the design, sourcing, development, procurement, trade financing and product support (hereinafter called: the "Joint Venture") of certain computer & mobile (smart) phone products and other products to be agreed upon in writing by the Parties from time to time (hereinafter called: the "Products");
D.	The Parties wish to market the Products solely under the trademark 'Commodore' in various markets in the world;
E.
Commodore Licensing B.V., an indirect wholly-owned subsidiary of Asiarim, entered or will enter into various other trademark license agreements with other affiliates of Asiarim and/or Ascenda (e.g. PRI) and/or other third parties (hereinafter called: the "Commodore Sales Organizations"). The Parties wish that the Commodore Sales Organizations shall be able to purchase and acquire the Products from the Company - acting in its capacity as preferred supplier to the Commodore Sales Organizations - at competitive prices and conditions, in accordance with and subject to specific terms and conditions as set forth in the Shareholders' Agreement by and between the Parties. The final version of this Shareholders' Agreement is attached hereto as Exhibit I;
F.
The Parties wish that Ascenda shall participate in the capital stock of Asiarim and, initially, in the share capital of the Company, in accordance with and subject to the terms and conditions of this Participation Agreement (hereinafter called: the "Agreement").

Parties have agreed as follows:
1.	Participation in the Company
1.1.
Asiarim and the Company shall procure that (the board of directors of) the Company shall issue and deliver new shares in the share capital of the Company in such a manner that the total outstanding share capital of the Company shall amount to ten thousand (10,000) Hong Kong Dollars, divided in ten thousand (10,000) shares, par value HKD 1. The new shares shall be issued and delivered in such a manner that each of the Parties will hold the following:
(i)	Five thousand one hundred (5,100) shares, or fifty one percent (51%) of the outstanding shares in the Company, shall be held by Asiarim;
(ii)	Four thousand nine hundred (4,900) shares, or forty nine percent (49%) of the outstanding shares in the Company, shall be held by Ascenda.
1.2.	The above mentioned shares shall be issued and delivered to the Parties on any date within thirty (30) days from the date of this Agreement (hereinafter called: the "Closing Date").
1.3.	Each of the Parties shall pay-in the nominal value of one (1) Hong Kong Dollar per share with respect to the shares to be delivered to them on or before the Closing Date.
2.	Participation(s) in Asiarim
2.1.
On or before the Closing Date, Asiarim shall issue and deliver two million six hundred eighty five thousand (2,685,000) shares, par value $0.001, in its capital stock to Ascenda. This number of shares represents ten percent (10%) of the outstanding shares in the capital stock of Asiarim prior to this issuance. Ascenda herewith agrees and acknowledges that it shall not sell or transfer any of the aforementioned shares as long as the (accumulated) Net Sales Targets have not been achieved to an extent of at least fifty percent (50%) of the targets set forth herein.

2.2.	The above mentioned shares in the capital stock of Asiarim are valued at a total amount of two million one hundred forty eight thousand (2,148,000) United States Dollars, or $0.80 per share.
2.3.
Ascenda shall have the right, but not the obligation, to sell and transfer its stake of forty nine percent (49%) of the outstanding shares in the Company to Asiarim against the issuance and delivery of another two million six hundred eighty five (2,685,000) shares, par value $0.001, in the capital stock of Asiarim within the course of business of three (3) years commencing on the Closing Date, provided, that the business plan and milestones of Asiarim, including but not limited to the Net Sales Targets (as defined herein) and various product launches, have been achieved (the "Share Swap"). The Share Swap may be executed on a proportional basis as soon as at least fifty percent (50%) of the accumulated Net Sales Targets have been achieved.
2.4.
In the event that Asiarim, through the joint effort of Ascenda, would be able to accelerate its actual results of operations in terms of the Net Sales Targets (as defined herein), Ascenda shall furthermore be entitled to the issuance and delivery of up to another two million six hundred eighty five (2,685,000) additional shares, par value $0.001, in the capital stock of Asiarim as an 'earn-out' on a pro-rata basis, meaning that if the (cumulative) Net Sales Targets would be exceeded by at least one hundred percent (100%) (doubled) or more, Ascenda would be entitled to the full number of 2,685,000 additional shares. For example: In the event that the (cumulative) Net Sates Targets would be exceeded by fifty percent (50%) (thus 150% of the Net Sales Targets), Ascenda would be entitled to 1,342,500 additional shares.
2.5.
Any and all of the shares in the capital stock of Asiarim to be issued and delivered hereunder shall be "restricted shares" with a lock-up period of one (1) year (commencing on the Product Launch Date) and shall be subject to the regulations of the U.S. Securities and Exchange Acts, as amended, particularly subject to "rule 144" if the holder of the shares classifies as an affiliate of Asiarim.

3.	Intentionally left blank
4.	Net Sales Targets

The following net sales targets (herein called: the "Net Sales Targets") are applicable as conditions subsequent for the issuance and delivery of additional shares in the capital stock of Asiarim under Article 2.3. and Article 2.4. of this Agreement:
4.1.
Net sales of the Company (Joint Venture) is targeted at one hundred million (100,000,000) United States Dollars during the course of business of twelve months commencing on the date of the formal launch of any of the Products.
4.2.
Net sales of the Company (Joint Venture) is targeted at one hundred fifty million (150,000,000) United States Dollars during the course of business of twelve months following on the first anniversary of the formal launch of any of the Products.
5.	Funding of initial operating expense
5.1.
The Parties hereby acknowledge that the operating expense of the Company will be approximately five hundred thousand (500,000) United States Dollars during the course of business of the first year of operations of the Joint Venture commencing on the Closing Date.
5.2.
Asiarim shall arrange to provide funding of up to five hundred thousand (500,000) United States Dollars (to be paid in instalments as appropriate) for the benefit of the Company's working capital needs during the initial course of business. The funds to be provided by (an affiliate of) Asiarim shall be accounted for as (intercompany) loans bearing interest at a rate of six percent (6%) per annum. Repayment shall take place out of the operational cash flow of the Company, if possible from time to time. Initial funding shall be an amount of one hundred thousand (100,000) United States Dollars to be paid within fourteen (14) days after signing this Agreement and anticipating a partial payment of ***** United States Dollars immediately upon signing this Agreement, followed by partial amounts of ***** United States Dollars per month.

5.3.	Any further ongoing operating expense of the Company must be funded by the Company from the profits derived from its operations, or any alternative financial funds to be raised by the Company.
6.	Exit Strategy
The Parties will seek an exit opportunity for their mutual interests in the capital stock of the Company within three (3) years commencing on the date of this Agreement by means of:
6.1.	a separate listing / quotation of any of the shares in the capital stock of the Company at a public stock exchange;
6.2.	a swap of shares as stipulated in Article 2.3. of this Agreement in relation to an initial public offering of the shares in Asiarim at a public stock exchange; or
6.3.	an active dividend policy.
7.	Other arrangements
7.1.
Ascenda shall have the right to nominate an executive director to the board of directors of Asiarim acting in the capacity of liaison between the Company and the Commodore Sales Organizations. Asiarim shall not refuse the appointment of any such nominated person without fair reasons. The aforementioned right of Ascenda shall terminate as soon as Ascenda would hold less than five percent (5%) of the outstanding shares in the share capital of Asiarim.
8.	Announcements and confidentiality
8.1.
No communications to the public or press releases relating to this Agreement and the transactions contemplated hereby shall be made by any Party unless such release or statement is previously agreed upon in writing by all of the Parties or is required under any applicable law or the rules and regulations of any recognized stock exchange on which the shares of (the parent company of) a Party are listed. If any applicable law or the rules and regulations of any recognized stock exchange on which the shares of (the parent company of) a Party are listed requires the issuance of any communication or press release, the Party subject to such requirement shall endeavour to consult with the other Party and take into account its comments prior to issuing any such communication or press release.

8.2.	Each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to the provisions of this Agreement and any agreement entered into pursuant to this Agreement or the negotiations relating to this Agreement (and any such other agreement); and shall not prohibit disclosure or use of any information if and to the extent:
(i)	required by law or the rules and regulations of any recognized stock exchange on which the shares of any (parent company of a) Party are listed;
(ii)	the information is or becomes publicly available (other than by breach of this Agreement);
(iii)
the other Party has given prior written approval to the disclosure or use, provided that, prior to disclosure or use of any information, the Party concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to timely contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.
9.	Miscellaneous
9.1.
This Agreement constitutes the whole and only agreement between the Parties relating to the subject matters hereof and supersedes and extinguishes any prior agreement, negotiations, correspondence, undertaking and communications of the Parties, in relation to the subject matters hereof, whether oral or written between the Parties.
9.2.	This Agreement may not be amended except by an instrument in writing by all of the Parties.
9.3.
Each Party shall bear its own expense in connection with this Agreement, unless in case of a breach of its obligations by a Party, in which case such Party has the obligation to pay for all reasonable costs incurred by the others, in accordance with the clauses in this Agreement. Each Party represents to the others that no finder or broker fee related to the transactions is applicable other than those fees as mentioned in this Agreement.

9.4.	None of the Parties may assign this Agreement at any time or assign or encumber any of its rights under this Agreement to any of its group companies, unless with prior written approval of the other Parties. The approval will not be withheld if the assignment is not in conflict with the rights and obligations of the other Parties as laid down in this Agreement. Where necessary, the Parties shall cooperate with such transfer. Parties may not without prior written consent of the other Parties assign this Agreement or assign or encumber any rights under this Agreement.
9.5.
If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions that are valid and binding and the legal effect which, given the contents and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.
9.6.
All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is sent by an internationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice.
10.	Governing law and jurisdiction
10.1.	This Agreement is governed by and shall be construed in accordance with the laws of the State of Nevada, United States of America.
10.2.	Any dispute arising out of or in connection with this Agreement shall be submitted to the Court in Las Vegas that has jurisdiction.

This Agreement has been entered into by and between the Parties on this first day of July of 2010.
For and on behalf of Asiarim, ________________________________	________________________________
Asiarim Corporation	Asiarim Corporation
By: Mr. Ben van Wijhe	By: Mr. Te Hwai Ho
Title: President & CEO	Title: Chief Financial Officer
For and on behalf of Ascenda, ________________________________
Ascenda Corporation
By: Mr. Donald Ruan
Title: Director
For and on behalf of the Company, ________________________________
Bal Investments Limited
By: Mr. Philip Chang
Title: Managing Director

EXHIBIT I Final Draft of Shareholders' Agreement